[StarStream Boost Option]

Guaranteed Lifetime Withdrawal Optional Benefit

This Benefit is made part of the Contract to which it is attached.

If this Benefit is issued at the same time as the Contract, the Benefit Date is the same as the Contract Issue Date, shown in the Contract Specifications. If this Benefit is issued after the Contract Issue Date, the Benefit Date is the Contract Anniversary following the date it is added, shown in the Contract Specifications.

If You choose to return the Contract under the Right to Examine this Benefit will also be void.

To the extent any provisions contained in this Benefit are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this Benefit will control.

The Protected Benefit Base cannot be withdrawn as a lump sum and is not payable as a Death Benefit.

This Benefit provides a Protected Lifetime Income benefit even if there is negative investment experience and/or the Protected Lifetime Withdrawals reduce the Contract Value to zero (0).

The Protected Lifetime Income will be provided even if the payment of the Benefit would reduce the Contract Value below the Minimum Contract Value required to keep the Contract in effect.

This Benefit provides differing Maximum Protected Annual Withdrawal (MPAW) Rates and Deferral Credit Rates, higher rates apply when the Contract Value is greater than zero (0) and the Contract is in the Protected Lifetime Withdrawal Period, and reduced rates apply once the Contract enters the Protected Lifetime Income Period.

Excess Withdrawals and the Pre-Lifetime Withdrawal could reduce future benefits by more than the dollar amount being withdrawn.

There may be limitations on any Subsequent Purchase Payments.

The purpose of the Guaranteed Lifetime Withdrawal Optional Benefit provided under this annuity Contract is to provide security through a stream of income payments to the Owner. This Benefit will terminate upon assignment or a change in Ownership of the Contract unless the new assignee or Owner meets the qualifications specified in the Termination provision of this Benefit.

BENEFIT DEFINITIONS

The following definitions are added to the Contract, and all terms defined within the Contract that are used in this Benefit have the same definition as in the Contract. You may find further information on the below definitions in the Contract Specifications.

Benefit Cancellation Window - The period of time in which the benefit may be voluntarily cancelled.

Benefit Date - The date that this Benefit becomes effective.

Benefit Date Anniversary – A reoccurring date that occurs on the same date monthly, quarterly (a consecutive three (3) month period), or yearly from the Benefit Date.

Benefit Year - Beginning on the Benefit Date, each twelve (12) month period that this Benefit remains in-force.

Form ICC25-GLWB-1	AuguStar Life Insurance Company	Page 1

Charge Freeze Period - Beginning on the Benefit Date, the period in which We guarantee that the Optional Benefit Fee will not change.

Covered Life(ves) - The Covered Life is the Annuitant, who must also be an Owner. If You choose the joint Covered Lives benefit option, the Covered Lives are the Annuitant and their spouse on the Benefit Date. The spouse must be a named Joint Owner or the Primary Beneficiary.

Deferral Credit Rate - A percentage added to the Maximum Protected Annual Withdrawal (MPAW) Rate, if Withdrawals are deferred for the Deferral Credit Period(s).

Deferral Credit Period - The period(s) of time after which the Deferral Credit Rate will be applied if Withdrawals are deferred.

Excess Withdrawal - Any Withdrawal that is taken in a Benefit Year after the Protected Lifetime Withdrawal Period has commenced and exceeds the greater of the Maximum Protected Annual Withdrawal (MPAW) or the Required Minimum Distribution (RMD) amount calculated by the Company. An Excess Withdrawal will cause the Protected Benefit Base and the Maximum Protected Annual Withdrawal (MPAW) to be recalculated.

Maximum Annual Optional Benefit Fee Adjustment - The maximum rate the Optional Benefit Fee may be adjusted by in any Benefit Year, after the Charge Freeze Period.

Maximum Optional Benefit Fee – The maximum rate that the Optional Benefit Fee may be increased to, after the Charge Freeze Period.

Maximum Protected Annual Withdrawal (MPAW) Rate - The percentage used to calculate the MPAW amount; it is an age-based percentage that is locked in at the commencement of the Protected Lifetime Withdrawal Period.

Maximum Protected Annual Withdrawal (MPAW) - The maximum amount that may be withdrawn each Benefit Year after beginning Protected Lifetime Withdrawals or Protected Lifetime Income.

Optional Benefit Fee -The fee assessed for providing this Benefit.

Optional Benefit Maximum - The total Guaranteed Lifetime Withdrawal Optional Benefit amount that cannot be exceeded for a Covered Life. This limit applies in aggregate across all contracts with a Guaranteed Lifetime Withdrawal Optional Benefit with Us for any Covered Life.

Pre-Lifetime Withdrawal - A one-time only Withdrawal election to have the Withdrawal not treated as a Protected Lifetime Withdrawal. This must be taken prior to the Protected Lifetime Withdrawal Period.

Protected Benefit Base - The value used to determine the Maximum Protected Annual Withdrawal (MPAW) amount and the Optional Benefit Fee. The Protected Benefit Base is not available for Withdrawal, as a death benefit, or for any application to any Annuity Option.

Protected Fixed Account – A Fixed Account available only with this or other Optional Benefit(s), in which You are required to allocate to, and which earns a fixed rate of return. (Fixed Accounts are obligations of the General Account.)

Protected Lifetime Income Amount - The guaranteed annual income amount that becomes payable during the Protected Lifetime Income Period.

Protected Lifetime Income Period - The period beginning at the earlier of the date the Contract Value is reduced to zero (0) not due to Excess Withdrawals or the Latest Annuity Payout Date during which Protected Lifetime Income payments are paid.

Form ICC25-GLWB-1	AuguStar Life Insurance Company	Page 2

Protected Lifetime Withdrawal - This is the Withdrawal amount that is the greater of the MPAW or Required Minimum Distributions (RMD) taken that is not considered an Excess Withdrawal or the Pre-Lifetime Withdrawal.

Protected Lifetime Withdrawal Period - Begins when the first Protected Lifetime Withdrawal is taken and continues until the Benefit is terminated or enters the Protected Lifetime Income Period.

Roll-up Calculation Base - The initial Protected Benefit Base plus any Subsequent Purchase Payments and adjusted proportionally for the Pre-Lifetime Withdrawal or any Excess Withdrawals.

Roll-up Period - Beginning on the Benefit Date, the maximum period of time that the Roll-Up Rate will apply.

Roll-up Rate - The simple interest rate used to calculate the Roll-Up during the Roll-Up Period provided no Withdrawals (except the Pre-Lifetime Withdrawal) have occurred during the twelve (12) month period that follows the prior yearly Benefit Date Anniversary.

PROVISIONS

OPTIONAL BENEFIT FEE

The initial Optional Benefit Fee is in effect on the Benefit Date. The Optional Benefit Fee is calculated by multiplying the Optional Benefit Fee rate by the Protected Benefit Base as of the end of each quarterly Benefit Date Anniversary. The Optional Benefit Fee rate is an annualized rate that will be assessed and deducted on a quarterly basis. The fee will be deducted proportionally from any elected Variable Portfolios and the Protected Fixed Account. A prorated charge for any partially completed Benefit Year may also be deducted upon Full Withdrawal, death of the Annuitant, termination of this Benefit, or when Protected Lifetime Income payments begin.

After the Charge Freeze Period, We may change the Optional Benefit Fee on any Anniversary, by the Maximum Annual Optional Benefit Fee Adjustment but will not exceed the Maximum Optional Benefit Fee. You will be notified if the Optional Benefit Fee changes and may opt out of the fee increase by notifying Us In Writing within thirty (30) days of the yearly Benefit Date Anniversary. If You choose to opt out of the fee increase, any future benefit feature increases (such as Roll-ups, Step-ups, and Deferral Credit Rates) will be forfeited. If this Benefit is terminated, this fee will no longer be charged.

PROTECTED BENEFIT BASE

The initial Protected Benefit Base is equal to the Purchase Payment(s) on the Benefit Date. After the first (1st) Benefit Year and each yearly Benefit Date Anniversary, the Protected Benefit Base will be reset to the greater of the Step-Up Base or the Roll-Up Base, subject to the Optional Benefit Maximum shown in the Contract Specifications.

The purpose of the Protected Benefit Base is for calculating the Protected Lifetime Withdrawals, the Protected Lifetime Income, and the Optional Benefit Fee; it does not provide any Contract Value or guaranteed performance of any Variable Portfolio. The Protected Benefit Base will increase by the dollar amount of any Subsequent Purchase Payments. The Protected Benefit Base will decrease in the same proportion the Contract Value is decreased for any Excess Withdrawals and the Pre-Lifetime Withdrawal. Once Protected Lifetime Income begins, there will be no further increases to the Protected Benefit Base and no access to Contract Value for Withdrawals. At any point in time, the Protected Benefit Base is the maximum of the Roll-Up Base and the Step-Up Base as described below.

ROLL-UP BASE

The initial Roll-Up Base is equal to the initial Protected Benefit Base.

Form ICC25-GLWB-1	AuguStar Life Insurance Company	Page 3

The Roll-Up Base will increase dollar for dollar for any Purchase Payments and will be reduced proportionally for any Pre-Lifetime Withdrawal or Excess Withdrawals.

The Roll-Up Base is recalculated on each subsequent yearly Benefit Date Anniversary to be the sum of:

(1)	the previous Roll-Up Base; and

(2)	the simple interest calculated as the Roll-Up Rate multiplied by the Roll-Up Calculation Base.

a.	Simple interest on any Subsequent Purchase Payments made during the Roll-Up Period is calculated using a prorated method based upon the number of days from the date of the Subsequent Purchase Payment to the next yearly Benefit Date Anniversary.

A Roll-Up will occur if the following conditions are satisfied:

(1)	The Benefit is within the Roll-Up Period;

(2)	The Roll-Up Base is greater than zero (0);

(3)	The Benefit has not entered into the Protected Lifetime Income Period; and

(4)	No Withdrawal, other than a Pre-Lifetime Withdrawal was taken in the Benefit Year.

STEP-UP BASE

The initial Step-Up Base is equal to the initial Protected Benefit Base. The Step-Up Base will increase by the dollar amount for any Purchase Payments and will be reduced proportionally for any Pre-Lifetime Withdrawal or Excess Withdrawals.

The Step-Up Base is recalculated on each subsequent yearly Benefit Date Anniversary as the maximum of:

(1)	the previous Step-Up Base; and

(2)	the Contract Value minus applicable fees or taxes

WITHDRAWALS

Maximum Protected Annual Withdrawal (MPAW)

The Maximum Protected Annual Withdrawal (MPAW) Rate is based on the Age of the Covered Life at the first (1st) Withdrawal. If there are joint Covered Lives the rate is based on the Younger Covered Life at the first (1st) Withdrawal.

One MPAW Rate is applicable during the Protected Lifetime Withdrawal Period and a reduced MPAW Rate is applicable during the Protected Lifetime Income Period. These rates are identified in the table in the Contract Specifications.

If the Contract enters the Protected Lifetime Income Period during the Benefit Year, the MPAW Rate applied during the Protected Lifetime Withdrawal Period will be applicable until the next yearly Benefit Date Anniversary.

The initial Maximum Protected Annual Withdrawal (MPAW) amount is [(a+b) x c] where a, b, and c are the following:

(a)	The applicable Maximum Protected Annual Withdrawal (MPAW) Rate;

(b)	The Deferral Credit Rate, if applicable; and

(c)	The Protected Benefit Base on the day of the first (1st) Protected Lifetime Withdrawal.

Form ICC25-GLWB-1	AuguStar Life Insurance Company	Page 4

On any subsequent yearly Benefit Date Anniversary, the Maximum Protected Annual Withdrawal (MPAW) amount will be recalculated if the Protected Benefit Base is increased or decreased from the prior Benefit Date Anniversary.

Any Withdrawal taken after the one (1) Pre-Lifetime Withdrawal will initiate the Protected Lifetime Withdrawal Period and the following will occur:

(1)	Stop the Roll-Up in years which a Withdrawal is taken;

(2)	Stop any future Deferral Credit Rate increases; and

(3)	Set the Maximum Protected Annual Withdrawal (MPAW) rate based on the Covered Life’s Age.

Once the Protected Lifetime Withdrawal Period has started, the Pre-Lifetime Withdrawal is no longer available to be taken and will be considered waived.

Any Maximum Protected Annual Withdrawal (MPAW) amount not withdrawn in a Benefit Year cannot be carried forward to future Benefit Years. Except when the Contract Value is reduced to zero (0) due to Excess Withdrawals, the Protected Lifetime Income payments will begin when the Contract Value is zero (0).

Excess Withdrawals

Excess Withdrawals could reduce future benefits by more than the dollar amount of the Excess Withdrawals and may be subject to Withdrawal Charges.

A Withdrawal is considered an Excess Withdrawal if it is made during the Protected Lifetime Withdrawal Period and the total Withdrawals for the Benefit Year exceeds the MPAW or RMD (where applicable); however, only the excess of total Withdrawals for the Benefit Year over the MPAW or RMD will be considered excess.

Any Excess Withdrawals taken will decrease the Roll-Up Base, Roll-Up Calculation Base, Step-Up Base and the Protected Benefit Base by a percentage reduction equal to (a) / (b) where:

(a) is the amount of the Excess Withdrawal; and

(b) is the Contract Value immediately prior to the Excess Withdrawal.

Pre-Lifetime Withdrawal

We permit a one-time only Pre-Lifetime Withdrawal without terminating the Roll-Up or Deferral Credit Rate increases, and without starting the Protected Lifetime Withdrawal Period. This Withdrawal will reduce the Protected Benefit Base, Step-Up Base, Roll-Up Base, and the Roll-Up Calculation Base by a percentage reduction equal to (a) / (b) where:

(a) is the amount of the Pre-Lifetime Withdrawal; and

(b) is the Contract Value immediately prior to the Pre-Lifetime Withdrawal.

DEFERRAL CREDIT RATE

A Deferral Credit Rate is added to the Maximum Protected Annual Withdrawal (MPAW) Rate if Withdrawals (other than the Pre-Lifetime Withdrawal) are deferred for the Deferral Credit Period(s). The Deferral Credit Rate is only applicable to Protected Benefit Base values attributable to Purchase Payments made in the first (1st) Benefit Year. If Purchase Payments are made after the first Benefit Year, the Deferral Credit Rate will not apply to Protected Benefit Base values attributable to Subsequent Purchase Payments. If the Contract enters the Protected Lifetime Income Period during the Benefit Year, the Deferral Credit Rate applied during the Protected Lifetime Withdrawal Period will be applicable until the next yearly Benefit Date Anniversary.

Form ICC25-GLWB-1	AuguStar Life Insurance Company	Page 5

During the Protected Lifetime Withdrawal Period the applicable Deferral Credit Rate is added to the MPAW Rate. During the Protected Lifetime Income Period the applicable reduced Deferral Credit Rate is added to the reduced MPAW rate. These rates are identified in the table shown in the Contract Specifications.

REQUIRED MINIMUM DISTRIBUTIONS (RMD)

This provision only applies if the Contract is a Qualified Contract and is subject to minimum distribution requirements under the Required Minimum Distribution (RMD) Regulations under the Tax Code. You will receive RMD treatment if:

(1)	the Contract is a Qualified Contract;

(2)	it is subject to the minimum distribution requirements under the RMD Regulations under the IRC;

(3)	it is the calendar year following the year in which You reach the required beginning Age as defined by the IRC;

(4)	you provide Us with the prior year’s December thirty-first (31st) Contract Value if your Purchase Payments are funds from another contract;

(5)	the Protected Lifetime Withdrawal Period has started; and

(6)	the amount of the Withdrawal that receives RMD treatment is calculated by Us.

If You die during a Benefit Year for which You are eligible for RMD treatment and Your spouse elects to continue the Contract and this Benefit pursuant to the Spousal Continuation provision, We will allow RMD treatment to continue based upon Your RMD until the end of the calendar year of Your death.

A Withdrawal in any Benefit Year after You are eligible for RMD treatment will not be an Excess Withdrawal if that Withdrawal does not cause the total Withdrawals to exceed either (a) or (b) where:

(a)	is the remaining MPAW from January first (1st) through the yearly Benefit Date Anniversary; and

(b)	is the greater of the MPAW and the RMD, from the yearly Benefit Date Anniversary through December thirty-first (31st).

On or before January twenty-fifth (25th) of any calendar year once You have qualified for RMD treatment as described above, You may elect monthly RMD treatment by providing notice to Us In Writing on or before January twenty-fifth (25th) of that calendar year. Once monthly RMD treatment is elected, any Withdrawal will be deemed an Excess Withdrawal if the amount withdrawn in any month exceeds the greater of one-twelfth (1/12th) of:

(1)	Your MPAW; and

(2)	Your RMD for each calendar year starting with the calendar year in which You elect the monthly treatment.

Once You elect monthly RMD treatment, You cannot revoke it. In each calendar year after You elect monthly RMD treatment, You must take Your monthly Withdrawal on the same day each month. The day You select for Your monthly Withdrawals must be on or before the twenty-fifth (25th) day of each month. If the day You have selected to receive monthly payments is not a Business Day, We will make the payment on the next Business Day. You may, by notice to Us In Writing, elect not to make one or more monthly Withdrawals after You elect monthly RMD treatment. If You do not take a Withdrawal in a month, You may not take that Withdrawal in any other month. If You do so, that Withdrawal will be considered an Excess Withdrawal.

If Your spouse continues the Contract and this benefit under the permitted Spousal Continuation provision, such spouse will receive RMD treatment if he or she meets the criteria set forth in this provision to qualify for RMD treatment.

Form ICC25-GLWB-1	AuguStar Life Insurance Company	Page 6

If You elected monthly RMD treatment, and the surviving spouse qualifies for RMD treatment, the surviving spouse will automatically continue such monthly RMD treatment unless he or she elects to rescind monthly RMD treatment by notice to Us within thirty (30) calendar days of the later of:

(1) the exercise of the permitted Spousal Continuation; and

(2) the end of the calendar year in which You died.

In that event, whether any Withdrawals will be deemed Excess Withdrawals will be based solely on the factors set forth in the third (3rd) paragraph of this provision. If the surviving spouse does not qualify for RMD treatment, the determination of whether a Withdrawal is an Excess Withdrawal is based on the MPAW until such time as he or she qualifies for RMD treatment, based on their RMD in the next calendar year. If such surviving spouse was not eligible for RMD treatment, or elected to rescind monthly RMD treatment, he or she will be eligible to elect monthly RMD treatment in the future, should he or she wish to do so, by notice to Us. Except as noted above, for the remainder of the calendar year of Your death, the total amount of Withdrawals which qualify for RMD treatment upon the permitted Spousal Continuation is based on the RMD for the deceased spouse.

We reserve the right to modify or eliminate the RMD treatment for Withdrawals if there is any change to the IRC relating to RMDs. If We exercise this right to modify or eliminate the RMD treatment for Withdrawals then any distribution in excess of Your revised RMD, if any, or MPAW will be an Excess Withdrawal.

We will provide You prior Written notice of any change in the RMD treatment for Withdrawals, when practicable.

If You have purchased a benefit that provides RMD treatment, a Withdrawal will be exempted from Withdrawal Charges if applicable, if it meets the necessary criteria under the terms of the benefit or under this provision. However, this Contract provision has no bearing on the effects to this benefit and any such Withdrawal.

Protected Lifetime Income Period

This Benefit will enter the Protected Lifetime Income Period, provided that the Protected Benefit Base is greater than zero (0), on the earlier of:

(1)	the Benefit Date Anniversary immediately following the Annuitant's birthday for the Latest Annuity Payout Date; and

(2)	the date that the Contract Value is reduced to zero (0) (other than by an Excess Withdrawal).

When this Benefit enters the Protected Lifetime Income Period, You will immediately receive a payment equal to the excess, if any, of the then current MPAW over the total Withdrawals already taken during the Benefit Year. However, if You are making Systematic Withdrawals, the payments will continue until the MPAW for the Benefit Year has been reached. If the Systematic Withdrawals as scheduled will not exhaust the MPAW for the Benefit Year, You will immediately receive a payment equal to the excess of the then current MPAW over the total of Withdrawals already taken during the Benefit Year and those scheduled to continue for the remainder of the Benefit Year. Thereafter, You will begin receiving the Protected Lifetime Income on the first (1st) day of the month following the yearly Benefit Date Anniversary of the Protected Lifetime Income Period payable until the Annuitant's death or the death of the last covered life for joint Covered Lives, if applicable. Each monthly payment will equal one-twelfth (1/12th) of the then current MPAW.

Once this Benefit has entered the Protected Lifetime Income Period, the terms of the Contract will be adjusted as follows:

(1)	the Contract will provide only the benefits provided within and You will not be able to make any Withdrawals other than payments under the Protected Lifetime Withdrawal; and

(2)	all other benefits attached to the Contract will terminate unless otherwise stated in any such benefit.

Form ICC25-GLWB-1	AuguStar Life Insurance Company	Page 7

Upon the Latest Annuity Payout Date you may elect to receive either an Annuity Payment Option available in your contract, or the reduced MPAW Rate for the remainder of the Annuitant’s Life, if the Lifetime Withdrawal Period has begun. If the Lifetime Withdrawal Period has not been entered into and the continuation of the MPAW has been elected the MPAW Rate will be set based on the Annuitant’s Age at that time of election.

PROTECTED FIXED ACCOUNT VALUE

On the Benefit Date, a Protected Fixed Account will be made available, and this Benefit will have investment allocation requirements of Purchase Payment amounts into this Fixed Account. On any date after the Benefit Date, the Protected Fixed Account Value is equal to:

(1)	The sum of all Purchase Payments paid and allocated to the Protected Fixed Account;

(2)	Plus, any transfers from a Variable Portfolio to the Protected Fixed Account;

(3)	Plus, any interest credited;

(4)	Minus any Withdrawals and Optional Benefit Fee.

Each Purchase Payment will receive an initial fixed interest rate which will apply for an interest rate guarantee period. After the first (1st) Benefit Year the interest rate may be changed annually but will never be lower than the Guaranteed Minimum Interest Rate of the Fixed Account rider.

INVESTMENT ALLOCATION AND TRANSFER RESTRICTIONS

Requirements on Purchase Payment(s) to investment allocations among Variable Portfolio options and the Protected Fixed Account will be in effect on the Benefit Date in conjunction with this Benefit.

We also reserve the right to restrict allocations to Variable Portfolio options in which the Owner is already invested after the election of this Benefit. We may substitute Variable Portfolio options available to the Owner in the event any previous Variable Portfolio option(s) are no longer available to the Separate Account available, or Our management determines that any previous option(s) are no longer appropriate for the purposes of the Contract or this Benefit. The Owner will be notified In Writing of any changes to the Variable Portfolio options.

REPORT

Prior to the Protected Lifetime Withdrawal Period, we will provide you with a report at least once each Contract Year that includes the initial Protected Benefit Base and the MPAW amount for the earliest Protected Lifetime Withdrawal Period.

After the Protected Lifetime Withdrawal Period has begun the annual report will include the MPAW amount.

DEATH OF A COVERED LIFE

Upon the death of the last Covered Life during the Protected Lifetime Income Period the Benefit will terminate without value.

CANCELLATION

This Benefit can be cancelled by providing Written notice to Us within the Benefit Cancellation Window. Once the Benefit is cancelled no additional charges will be assessed, and the Benefit cannot be reinstated.

Form ICC25-GLWB-1	AuguStar Life Insurance Company	Page 8

SPOUSAL CONTINUATION

If the Spousal Continuation rider is exercised and the conditions of the rider are met it may be possible to continue the Guaranteed Lifetime Withdrawal Benefit. Spousal Continuation of a single Covered Life would continue the Contract and this Optional Benefit would terminate. Spousal Continuation of a joint Covered Life would continue the Contract and this Optional Benefit. Any continuance of this Optional Benefit may impact the MPAW rate if death occurs before entering the Protected Lifetime Withdrawal Period. Please reference the Spousal Continuation rider for further details regarding the impact of Spousal Continuation on the values of this Optional Benefit.

TERMINATION

This Benefit ends upon the earliest of the following:

(1)	the date the Contract is terminated in accordance with its terms, unless otherwise provided in this Benefit;

(2)	a full Withdrawal of the Contract Value;

(3)	if an Excess Withdrawal or Pre-Lifetime Withdrawal reduces the Protected Benefit Base to zero (0);

(4)	receipt of Due Proof of death of the last Covered Life;

(5)	the effective date of Your request to cancel this Benefit within the Benefit Cancellation Window;

(6)	Annuitization of the Contract (other than entering the Protected Lifetime Income Period); or

(7)	if the Owner is changed or the Contract is assigned, this benefit will terminate, except in the following circumstances:

(a)	the new Owner or assignee assumes full ownership of the Contract and is essentially the same person (e.g. an individual ownership changed to a personal revocable trust, a change to the Contract Owner’s spouse during the Contract Owner’s lifetime, a change to a court appointed guardian representing the Contract Owner during the Contract Owner’s lifetime, etc.);

(b)	ownership of an IRA or Roth IRA is being changed from one custodian to another, from the Covered Life to a custodian, or from a custodian to the Covered Life;

(c)	the assignment is for the purpose of effectuating a 1035 exchange of the Contract (i.e., the benefit may continue during the temporary assignment period and not terminate until the Contract is fully withdrawn); or

(d)	the new Owner is the Annuitant’s spouse in a permitted Spousal Continuation rider;

(e)	If: (i) the surviving spouse is the sole Beneficiary of the Contract; (ii) We received proof of death but did not receive Written notice of Spousal Continuation at the same time; and (iii) the only reason for the termination of this Benefit is the death of the Annuitant, We will reinstate the Benefit if We receive Written notice to exercise a permitted Spousal Continuation rider on or before the Maximum Spousal Continuation Election Date as shown in the Contract Specification.

Form ICC25-GLWB-1	AuguStar Life Insurance Company	Page 9

If this Benefit terminates for any reason, the additional charge will also terminate. This Benefit may not be reinstated after termination.

AUGUSTAR LIFE INSURANCE COMPANY

Form ICC25-GLWB-1	AuguStar Life Insurance Company	Page 10